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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our report on the consolidated financial statements of Barnett Inc. and subsidiaries for the year ended June 30, 1999 (and to all references to our Firm) included in or made a part of this Schedule 14C Information Statement. It should be noted that we have not audited any financial statements of the Company subsequent to June 30, 1999, or performed any audit procedures subsequent to the date of our report dated August 16, 1999.

                                   /s/ Arthur Andersen LLP


Jacksonville, Florida
August 7, 2000